EXHIBIT 99.1

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

DEBT RATINGS

	Standard & Poor’s Corporation	Moody’s Investors Service	Fitch, Inc.
At March 31, 2004
Household Finance Corporation
Senior debt	A	A1	A
Senior subordinated debt	A-	A2	A-
Commercial paper	A-1	P-1	F-1

Household Bank (SB), N.A.
Senior debt	A	A1	A